AGREEMENT
This Agreement (this “Agreement”) is made and entered into as of May 12, 2021 by and among eHealth, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS
WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;
WHEREAS, as of the date hereof, Starboard has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) interest in the common stock of the Company, $0.001 par value per share, (the “Common Stock”) totaling, in the aggregate, 1,898,117 shares, or approximately 7.3% of the Common Stock issued and outstanding on the date hereof;
WHEREAS, Starboard submitted a letter to the Company on March 11, 2021 (the “Nomination Notice”) nominating a slate of director candidates to be elected to the Board of Directors of the Company (the “Board”) at the Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”); and
WHEREAS, as of the date hereof, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:
1.Board Appointments and Related Agreements.
(a)Board Appointments
(i)The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to nominate James E. Murray (the “New Independent Director”) as a Class III director for election to the Board at the 2021 Annual Meeting for a term expiring at the Company’s 2024 Annual Meeting of Shareholders and shall list the New Independent Director in the proxy statement and the proxy card prepared, filed and delivered in connection with the 2021 Annual Meeting. The Company further agrees that it shall recommend, support and solicit proxies for the election of the New Independent Director at the 2021 Annual Meeting in the same manner as it recommends, supports, and solicits proxies for the election of the Company’s other director nominees. The Company shall use its reasonable best efforts to hold the 2021 Annual Meeting no later than July 1, 2021.

(ii)Prior to the 2021 Annual Meeting, the Board, and all applicable committees of the Board shall take all necessary actions to accept the retirement of Jack L. Oliver from the Board, and such retirement shall be effective at the 2021 Annual Meeting.
(iii)If the New Independent Director (or any Replacement Independent Director (as defined below)) is not elected as a director at the 2021 Annual Meeting, is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Standstill Period (as defined below), and at such time Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least the lesser of (x) 3.0% of the Company’s then-outstanding Common Stock and (y) 791,487 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments)(the “Minimum Ownership Threshold”), Starboard shall have the ability to recommend a person to be a Replacement Independent Director in accordance with this Section 1(a)(iii) (any such replacement nominee, when appointed to the Board, shall be referred to as a “Replacement Independent Director”). Any Replacement Independent Director must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to the rules and regulations of the Nasdaq Stock Market (“Nasdaq”), (C) have the relevant financial and business experience to be a director of the Company and (D) unless otherwise consented to by the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), be independent of and not be an Affiliate (as defined below) of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of any other company shall not, in and of itself, cause such person to not be deemed independent of Starboard). The Nominating and Corporate Governance Committee shall make its determination and recommendation regarding whether such Replacement Independent Director meets the foregoing criteria within five (5) business days after (1) such nominee has submitted to the Company the documentation required by Section 1(c)(iv) and (2) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Nominating and Corporate Governance Committee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(iii) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee. In the event the Nominating and Corporate Governance Committee does not accept a person recommended by Starboard as the Replacement Independent Director, Starboard shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Corporate Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation in favor of a Replacement Independent Director nominee by the Nominating and Corporate Governance Committee, the Board shall vote on the appointment of such Replacement Independent Director to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee’s recommendation of such Replacement Independent Director; provided, however, that if the Board does not appoint such Replacement Independent Director to the Board pursuant to this Section 1(a)(iii), the Parties shall continue to follow the procedures of this Section 1(a)(iii) until a Replacement Independent Director is elected to the Board. Subject to Nasdaq rules and applicable law, upon a Replacement Independent Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Independent Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Subject to

Nasdaq rules and applicable law, until such time as any Replacement Independent Director is appointed to any applicable committee of the Board, another then-existing director designated by Starboard will serve as an interim member of such applicable committee (subject to such director’s willingness to serve on such committee and provided that such director is qualified to serve on such committee). Any Replacement Independent Director designated pursuant to this Section 1(a)(iii) replacing the New Independent Director prior to the printing of the Company’s definitive proxy statement for the 2021 Annual Meeting shall stand for election at the 2021 Annual Meeting together with the other director nominees.
(iv)The Company agrees that, subject to entering into a customary non-disclosure agreement with the Company in a form provided by the Company and to be agreed between the Parties, the New Independent Director may attend and participate in any meeting of the Board or any committee thereof held from the date of this Agreement (whether such meetings are held in person, telephonically or otherwise) until the conclusion of the 2021 Annual Meeting (the “Observer Period”) as a non-voting observer. The New Independent Director shall receive copies of all documents distributed to the Board or any of its committees during the Observer Period, including notice of all meetings of the Board or any of its committees, all written consents executed by the Board or any of its committees, all materials prepared for consideration at any meeting of the Board or any of its committees, and all minutes related to each meeting of the Board or any of its committees contemporaneous with their distribution (except to the extent any such materials are privileged as determined by the Board in good faith).
(v)The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to (A) appoint Andrea C. Brimmer as Chairperson of the Nominating and Corporate Governance Committee, effective upon the conclusion of the 2021 Annual Meeting, and (B) elect a Chairperson of the Board, who shall be a director who has served not more than four (4) years on the Board, and whom the Board determines to be “independent” under the rules and regulations of the Nasdaq Stock Market, the SEC rules and regulations and the guidelines of the Company’s independent registered public accounting firm and in accordance with its customary and generally applicable procedures for evaluating director candidates, effective no later than the conclusion of the Board’s first regularly scheduled meeting immediately following the 2021 Annual Meeting.
(vi)During the period commencing with the date of this Agreement through the expiration of the Standstill Period, the Board and all applicable committees of the Board shall not, without the prior written consent of Starboard (A) increase the size of the Board to more than nine (9) directors, provided, however, the size of the Board may be increased during this period (which shall be to no more than ten (10) directors) solely to accommodate the appointment of an individual designated by Echelon Health SPV, LP (the “Investor”), an investment vehicle of H.I.G., pursuant to that certain Investment Agreement between the Company and the Investor, dated February 17, 2021, (B) change the class on which the New Independent Director serves, or (C) change the class on which any director other than the New Independent Director serves, if such change results in Board classes that are not as nearly equal in size as possible.
(b)New Independent Director Committee Representation

    Immediately following the election of the New Independent Director to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint the New Independent Director to the Strategy Committee and the Audit Committee of the Board. Without limiting the foregoing, the Board shall give the New Independent Director the same due consideration for membership to any committee of the Board, including any new committee(s) and subcommittee(s) that may be established, as any other independent director.
(c)Additional Agreements.
(i)Starboard shall comply, and shall cause each of its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.
(ii)Starboard, on behalf of itself and its controlled Affiliates and Associates, hereby irrevocably withdraws its Nomination Notice and any related materials or notices submitted to the Company in connection therewith. During the Standstill Period, except as otherwise provided herein, Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s shareholders, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the Company’s shareholders, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s shareholders. Starboard shall not publicly or privately encourage or support any other shareholder, person or entity to take any of the actions described in this Section 1(c)(ii).
(iii)Starboard shall appear in person or by proxy at the 2021 Annual Meeting and vote all shares of Common Stock beneficially owned by Starboard at the 2021 Annual Meeting (A) in favor of all directors nominated by the Board for election, (B) in favor of the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2021, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or shareholder proposal or nomination presented at the 2021 Annual Meeting; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or shareholder proposal presented at the 2021 Annual Meeting (other than proposals relating to the election of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation. Starboard further agrees that it will appear in person or by proxy at any special meeting of the Company’s shareholders during the Standstill Period and vote all shares of Common Stock beneficially owned by Starboard at such meeting in accordance with the Board’s recommendation solely with respect to any proposal(s) relating to the appointment, election or removal of directors. For the avoidance of doubt, Starboard shall be permitted to vote in its discretion on any proposal of the Company in respect of any extraordinary transaction, including any merger, acquisition, amalgamation, tender offer, exchange offer, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company or any of its subsidiaries or that relates to or would result in (i) any person becoming a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company entering into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities.
(iv)Starboard acknowledges that, prior to the date of this Agreement, the New Independent Director and prior to any appointment, any Replacement Independent Director, will provide to the Company information reasonably requested by the Company that is required to be disclosed by directors or director candidates of the Company in proxy statements or other filings under applicable law or stock exchange regulations, information reasonably requested by the Company that is required of all other non-management directors of the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and fully completed copies of the Company’s director candidate questionnaire and customary director onboarding documentation, in each case, that is delivered by all other non-management directors of the Company, and consent to the background checks that are undergone by all other non-management directors of the Company.
(v)Starboard acknowledges that the policies, procedures, processes, codes, rules, standards and guidelines applicable to non-management directors of the Company, including the Corporate Governance Guidelines and Code of Business Conduct, and any other policies applicable to members of the Board, including, but not limited to, policies related to stock ownership, public disclosures and confidentiality (collectively, the “Company Policies”) will be applicable to the New Independent Director during his term of service as a Board observer and his term of service as a Board director. The Company represents and warrants that all Company Policies currently in effect are publicly available on the Company’s website or have been provided to Starboard or its counsel. For the avoidance of doubt, the Company Policies shall not apply to Starboard or any of its affiliated funds.
(vi)The Company agrees that the New Independent Director shall receive (A) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors of the Board and (B) such other benefits on the same basis as all other non-management directors on the Board, including, unless otherwise requested by the New Independent Director, having the Company (or legal counsel) prepare and file with the SEC, at the Company’s expense, any Form 3, Form 4 and Form 5 under Section 16 of the Exchange Act that are required to be filed by each director of the Company.
(vii)The Company agrees that it will not take any action to frustrate the purposes of this Agreement, including by (A) amending or making any alterations to its organizational documents or any Company Policies or (B) utilizing any existing or new committee of the Board.
(viii)The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective no later than immediately following the execution of this Agreement, to determine, in connection with his nomination by the Company at the 2021 Annual

Meeting and election as a director of the Company, that the New Independent Director is deemed to be (A) a member of the “Incumbent Board” or “Continuing Director” (as such term may be defined in the definition of “Change in Control,” “Change of Control” or any similar term) under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, or indentures, including, without limitation, the Company’s the 2014 Amended and Restated Equity Incentive Plan, the Indemnification Agreements entered into with the Company’s directors and officers, any employment agreements with the Company’s executive officers, or any other related plans or agreements that refer to any such plan, policy or agreement’s definition of “Change in Control” (or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, or indentures, including, without limitation, the Company’s the 2014 Amended and Restated Equity Incentive Plan, the Indemnification Agreements entered into with the Company’s directors and officers, any employment agreements with the Company’s executive officers, or any other related plans or agreements that refer to any such plan, policy or agreement’s definition of “Change in Control” (or any similar term).
2.Standstill Provisions.
(a)Starboard agrees that, from the date of this Agreement until the earlier of (x) December 31, 2021, and (y) the date that is fifteen (15) business days prior to the deadline for the submission of shareholder nominations for the 2022 Annual Meeting pursuant to the Amended and Restated Bylaws (the “Standstill Period”), Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, in each case directly or indirectly, in any manner:
(i)engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to securities of the Company;
(ii)form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of the Common Stock (other than a “group” that includes all or some of the members of Starboard, but does not include any other entities or persons that are not members of Starboard as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;
(iii)deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;
(iv)seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2022 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;
(v)(A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company or any of its subsidiaries by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of shareholders;
(vi)seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;
(vii)advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders or consent solicitation, with respect to the appointment, election or removal of director(s), except in accordance with Section 1; or
(viii)make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party.
(b)Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote any shares of Common Stock that it beneficially owns as Starboard determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any shareholder proposal or other matter to be voted on by the shareholders of the Company and the reasons therefor.
(c)Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by any New Independent Director (or a Replacement Independent Director) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company.
3.Representations and Warranties of the Company.
The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) prior to entering into this Agreement, the Board was composed of nine (9) directors and there are no vacancies on the Board, (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound; and (e) pursuant to that certain Cooperation Agreement, by and between the Company and Hudson Executive Capital LP (“Hudson”) (the “Hudson Agreement”) dated March 10, 2021, it has received from Hudson all necessary waivers under the Hudson Agreement, including, but not limited to, a written waiver with respect to the required slate of nominees to be recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2021 Annual Meeting.
4.Representations and Warranties of Starboard.
Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) the New Independent Director will not be, and Starboard will not consider the New Independent Director to be, a stockholder designee or stockholder representative of Starboard, (f) as of the date of this Agreement, Starboard is deemed to beneficially own 1,898,117 shares of Common Stock, (g) as of the date hereof, and except as set forth in clause (f) above, Starboard does not currently have any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the

Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement.
5.Press Release.
    Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.
6.Specific Performance.
Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.
7.Expenses.
The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Starboard’s involvement at the Company through the date of this Agreement, including, but not limited to its Schedule 13D filings, its preparation and delivery of the Nomination Notice, and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $450,000 in the aggregate.
8.Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.Notices.
Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:
If to the Company:
eHealth, Inc.
2625 Augustine Drive, Second Floor
Santa Clara, CA 95054
Attention: General Counsel
Email: legalreview@ehealthinsurance.com
With copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
701 Fifth Avenue, Suite 5100
Seattle, WA 98104
Attention:     Patrick Schultheis
Email:     pschultheis@wsgr.com

Vinson & Elkins L.L.P.
1114 Avenue of the Americas, 32nd Floor
New York, NY 10036
Attention: Lawrence S. Elbaum
C. Patrick Gadson
Email:     lelbaum@velaw.com
        pgadson@velaw.com

If to Starboard or any member thereof:
Starboard Value LP
777 Third Avenue, 18th Floor
New York, NY 10017
Attention:    Jeffrey C. Smith
    Peter A. Feld
Facsimile:    (212) 845-7989
Email:    jsmith@starboardvalue.com
        pfeld@starboardvalue.com

with a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:    Steve Wolosky, Esq.
    Andrew Freedman, Esq.
Facsimile:    (212) 451-2222
Email:    swolosky@olshanlaw.com
    afreedman@olshanlaw.com
10.Applicable Law.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
11.Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).
12.Mutual Non-Disparagement.
Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current officer or director of a Party or a Party’s subsidiaries who no longer serves in such capacity in connection with the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.
13.Securities Laws.
Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
14.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.
This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except provisions of Section 13 and Section 14, which shall survive such termination.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.
EHEALTH, INC.
By:     /s/ Scott N. Flanders
Name: Scott N. Flanders
Title: Chief Executive Officer

[Signature Page to Agreement]

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP, its investment manager
STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP, its manager
STARBOARD VALUE AND OPPORTUNITY C LP
By: Starboard Value R, LP, its general partner
STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
By: Starboard Value L LP, its general partner
STARBOARD VALUE L LP
By: Starboard Value R GP LLC, its general partner
STARBOARD VALUE R LP
By: Starboard Value R GP LLC, its general partner
STARBOARD VALUE R GP LLC
STARBOARD X MASTER FUND LTD
STARBOARD VALUE LP
By: Starboard Value GP LLC, its general partner
STARBOARD VALUE GP LLC
By: Starboard Principal Co LP, its member
STARBOARD PRINCIPAL CO LP
By: Starboard Principal Co GP LLC, its general partner
STARBOARD PRINCIPAL CO GP LLC

By:    /s/ Peter A. Feld____________
Name: Peter A. Feld
Title: Authorized Signatory
[Signature Page to Agreement]

Exhibit A
[Press Release]
eHealth Enters into Cooperation Agreement with Starboard Value

eHealth to Nominate Healthcare Industry Veteran James E. Murray for Election at the 2021 Annual Meeting

New Independent Chair of the Board to be Selected Following the 2021 Annual Meeting

SANTA CLARA, CA, May 13, 2021 – eHealth, Inc. (NASDAQ: EHTH) (“eHealth” or the “Company”) today announced that it has reached an agreement with Starboard Value LP (“Starboard”) to nominate James E. Murray for election to the eHealth Board at the 2021 Annual Meeting of Shareholders. Effective today, Mr. Murray will be a Special Observer of the Board of Directors until the 2021 Annual Meeting of Shareholders is concluded.

Mr. Murray is a seasoned healthcare industry executive with 30-plus years in executive roles, serving as President and Chief Operating Officer of Magellan Health and as Chief Financial Officer and Chief Operating Officer of Humana, among others. He brings to the eHealth Board a proven ability to drive results in the commercial and Medicare markets and a strong commitment to operational excellence.

eHealth has also committed to selecting a new independent Chair of the Board, to be appointed following the 2021 Annual Meeting of Shareholders.

“This is a vital time for eHealth, as the actions we are taking to enhance our operations are starting to gain traction. We are pleased that we were able to reach this constructive resolution so we can focus fully on executing our strategic plans and capturing the significant opportunities ahead,” said Scott Flanders, Chief Executive Officer and Director of eHealth. “We welcome Jim to our Board as we continue to build on eHealth’s differentiated consumer-centric platform, serve our members and profitably grow our business. We are confident that eHealth will benefit from Jim’s insights and perspectives as we work to deliver even greater value to our shareholders.”

“I am excited to join eHealth’s Board at such an important moment in the Company’s growth,” said Mr. Murray. “The healthcare industry continues to evolve, and eHealth is well positioned as consumers look online to shop for health insurance. I look forward to leveraging my operating experience and working collaboratively with Scott and the Board to guide the Company as it continues to grow, enhance its operations and create shareholder value.”

Peter A. Feld, Managing Member of Starboard commented, “We believe eHealth is well positioned to continue winning market share and to deliver improved growth, profitability, and cash generation. We appreciate the constructive dialogue we have had with members of the Board and management team over the last several months. Jim Murray adds critical healthcare expertise and deep operational knowledge to the Board. We are pleased with his nomination along with the other recently appointed directors and governance changes. We look forward to seeing eHealth deliver improved results and value creation for all shareholders.”

With the appointment of John Hass and Cesar M. Soriano, pursuant to the terms of eHealth’s previously announced agreement with Hudson Executive Capital LP, and with Mr. Murray’s addition to the Board, the Company will have added six new directors over the last three years and its Board will consist of nine members, eight of whom are independent.

Pursuant to its agreement with the Company, Starboard has agreed to customary standstill and voting commitments, among other provisions. The full agreement between Starboard and eHealth will be filed on a Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”).

Jack Oliver to Retire from Board of Directors

The Company also announced today that, after more than 15 years of service to eHealth, Jack Oliver will be retiring from the Board effective at the Company’s 2021 Annual Meeting of Shareholders.

“Jack has been instrumental in helping chart a course for eHealth that has resulted in market-leading returns and positioned the Company for its next phase of growth,” said Mr. Flanders. “I have personally appreciated his support and counsel throughout the years. On behalf of the Board, we wish him the very best.”

“It has been a privilege to be part of eHealth’s incredible journey,” Mr. Oliver said. “I am proud of what we have accomplished during my tenure on the Board and leave with a great sense of confidence in Scott, the Board and our management team. eHealth is a unique company, and I look forward to following its progress closely as it moves forward.”

About James E. Murray

James Murray serves as the president and chief operating officer of Magellan Health. Mr. Murray previously served in a number of executive leadership roles in the healthcare industry, including as president of PrimeWest Health, a Dallas-based company which supports physician shift to value-based care, and chief executive officer of LifeCare HealthPartners, a Dallas-based hospital system. Mr. Murray spent nearly three decades at Humana, where he held significant leadership roles, including chief financial officer and chief operating officer. Prior to joining Humana, Mr. Murray specialized in the insurance industry as a partner with Coopers & Lybrand, now PwC. Mr. Murray earned a bachelor’s degree in accounting from the University of Dayton and is a certified public accountant.

About eHealth

eHealth, Inc. (NASDAQ: EHTH) operates a leading health insurance marketplace at eHealth.com and eHealthMedicare.com with technology that provides consumers with health insurance enrollment solutions. Since 1997, we have connected more than 8 million members with quality, affordable health insurance, Medicare options, and ancillary plans. Our proprietary marketplace offers Medicare Advantage, Medicare Supplement, Medicare Part D prescription drug, individual, family, small business and other plans from over 180 health insurance carriers across fifty states and the District of Columbia.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Advisors

Moelis & Company LLC is serving as financial advisor to eHealth and Wilson Sonsini Goodrich & Rosati, Professional Corporation and Vinson & Elkins L.L.P. are serving as its legal advisors. Olshan Frome Wolosky LLP is serving as legal advisor to Starboard Value LP.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company’s engagement with shareholders, the appointment of additional directors to the Company’s board of directors, the benefits of adding new directors, the execution by the Company of its business strategies, the growth of the Company’s business, and the creation of value for shareholders.

These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include those described in eHealth's most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, filed with the SEC and available on the investor relations page of eHealth's website at http://www.ehealthinsurance.com and on the SEC’s website at www.sec.gov.

All forward-looking statements in this communication are based on information available to eHealth as of the date hereof, and eHealth does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Relations Contact

Kate Sidorovich, CFA
Vice President, Investor Relations
2625 Augustine Drive, Second Floor
Santa Clara, CA, 95054
650-210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com

Media Relations Contact

Lara Sasken
Vice President, Communications
2625 Augustine Drive, Second Floor
Santa Clara, CA, 95054
lara.sasken@ehealth.com
www.ehealth.com